                                                   -----------------------------
                                                           OMB APPROVAL
                     UNITED STATES                  OMB NUMBER     3235-0145
          SECURITIES AND EXCHANGE COMMISSION        EXPIRES:  DECEMBER 31, 1997
                WASHINGTON, D.C. 20549              ESTIMATED AVERAGE BURDEN
                                                    HOURS PER RESPONSE... 14.90
                                                   -----------------------------

                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*


                              Rykoff-Sexton, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock ($.10 Par Value)
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   783759103
                        ------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745                      PAGE 1 OF 10 PAGES

-------------------                                           ------------------
CUSIP NO. 783759103                   13G                     PAGE 2 OF 10 PAGES
-------------------                                           ------------------
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [_]
                                                                 (b)  [_]
          N/A
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
      NUMBER OF
       SHARES             -0-
                     -----------------------------------------------------------
    BENEFICIALLY     6    SHARED VOTING POWER
      OWNED BY
        EACH              -0-
                     -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
        WITH              -0-
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, NM Capital Management, Inc.
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*

          IC, BD, IA, HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 2 OF 10 PAGES

-------------------                                           ------------------
CUSIP NO. 783759103                   13G                     PAGE 3 OF 10 PAGES
-------------------                                           ------------------
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Subsidiaries, Inc.
          I.R.S. No. 04-2687223
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [_]
                                                                 (b)  [_]
          N/A
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
      NUMBER OF
       SHARES             -0-
                     -----------------------------------------------------------
    BENEFICIALLY     6    SHARED VOTING POWER
      OWNED BY
        EACH              -0-
                     -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
        WITH              -0-
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, NM Capital Management, Inc.
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 3 OF 10 PAGES

-------------------                                           ------------------
CUSIP NO. 783759103                   13G                     PAGE 4 OF 10 PAGES
-------------------                                           ------------------
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Asset Management
          I.R.S. No. 04-3279774
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [_]
                                                                 (b)  [_]
          N/A
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
      NUMBER OF
       SHARES             -0-
                     -----------------------------------------------------------
    BENEFICIALLY     6    SHARED VOTING POWER
      OWNED BY
        EACH              -0-
                     -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
        WITH              -0-
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, NM Capital Management, Inc.
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 4 OF 10 PAGES

-------------------                                           ------------------
CUSIP NO. 783759103                   13G                     PAGE 5 OF 10 PAGES
-------------------                                           ------------------
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Berkeley Financial Group
          I.R.S. No. 04-3145626
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [_]
                                                                 (b)  [_]
          N/A
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
      NUMBER OF
       SHARES             -0-
                     -----------------------------------------------------------
    BENEFICIALLY     6    SHARED VOTING POWER
      OWNED BY
        EACH              -0-
                     -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
        WITH              -0-
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          40,899 through its direct, wholly-owned subsidiary, NM Capital Management, Inc.
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          .03%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*

          HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 5 OF 10 PAGES

-------------------                                         --------------------
CUSIP NO. 783759103                   13G                     PAGE 6 OF 10 PAGES
-------------------                                         --------------------
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NM Capital Management, Inc.
          I.R.S. No. 85-0268885
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [_]
                                                                 (b)  [_]
          N/A
--------------------------------------------------------------------------------
     3    SEC USE ONLY


--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

          New Mexico
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
      NUMBER OF
       SHARES             20,937
                     -----------------------------------------------------------
    BENEFICIALLY     6    SHARED VOTING POWER
      OWNED BY
        EACH              -0-
                     -----------------------------------------------------------
      REPORTING      7    SOLE DISPOSITIVE POWER
       PERSON
        WITH              40,899
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

                          -0-
--------------------------------------------------------------------------------
     9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          40,899
--------------------------------------------------------------------------------
     10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------------------------------------------------------------------------------
     11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          .03%
--------------------------------------------------------------------------------
     12   TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 6 OF 10 PAGES

        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


       Item 1(a)  Name of Issuer:
                  --------------
                  Rykoff-Sexton, Inc.

       Item 1(b)  Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------
                  761 Terminal Street
                  Los Angeles, CA  90021

       Item 2(a)  Name of Person Filing:
                  ---------------------
                  This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, John Hancock Asset Management ("JHAM"), JHAM's direct wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's direct, wholly-owned subsidiary, NM Capital Management, Inc. ("NM").

       Item 2(b)  Address of the Principal Offices:
                  --------------------------------
                  The principal business offices of JHMLICO, JHAM and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG is located at 101 Huntington Avenue, Boston, Massachusetts 02199. The principal business office of NM is 6501 Americas Parkway, Suite 950, Albuquerque, NM 87110-5372.

       Item 2(c)  Citizenship:
                  ------------
                  JHMLICO, JHAM and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI was organized and exists under the laws of the State of Delaware. NM was organized and exists under the laws of the State of New Mexico.

       Item 2(d)  Title of Class of Securities:
                  ----------------------------
                  Common Stock.

       Item 2(e)  CUSIP Number:
                  ------------
                  783759103

       Item 3     If the Statement is being filed pursuant to Rule 13d-1(b), or
                  -------------------------------------------------------------
                  13d-2(b), check whether the person filing is a:
                  ----------------------------------------------

                  JHMLICO:  (a) (X)  Broker or Dealer registered under (S)15 of the Act.

                            (c) (X) Insurance Company as defined in (S)3(a)(19) of the Act.

                            (e) (X) Investment Adviser registered under (S)203 of the Investment Advisers Act of 1940.

                            (g) (X)  Parent Holding Company, in accordance with
                                     (S)240.13d-1(b)(ii)(G).

                              PAGE 7 OF 10 PAGES

                JHSI      (g) (X)  Parent Holding Company, in accordance with
                                   (S)240.13d-1(b)(ii)(G).

                JHAM      (g) (X)  Parent Holding Company, in accordance with
                                   (S)240.13d-1(b)(ii)(G).

                TBFG      (g) (X)  Parent Holding Company, in accordance with
                                   (S)240.13d-1(b)(ii)(G).

                NM        (e) (X)  Investment Adviser registered under (S)203
                                   of the Investment Advisers Act of 1940.

     Item 4     Ownership:
                ---------

                (a) Amount Beneficially Owned:
                    -------------------------
                    NM beneficially owns 40,899 shares in various advisory accounts.

                (b) Percent of Class:
                    ----------------
                    TBFG - 0.3%
                    NM   - 0.3%

                (c) (i)    sole power to vote or to direct the vote:
                           NM - 20,937 shares

                    (ii)   shared power to vote or to direct the
                           vote:  -0-

                    (iii) sole power to dispose or to direct the disposition of: NM - 40,899 shares

                    (iv)   shared power to dispose or to direct the disposition
                           of:   -0-

     Item 5     Ownership of Five Percent or Less of a Class:  With this filing,
                --------------------------------------------
                the Reporting Persons state that they have ownership of five percent or less of the class.

     Item 6     Ownership of More than Five Percent on Behalf of Another Person:
                ---------------------------------------------------------------
                Not applicable.

     Item 7     Identification and Classification of the Subsidiary which
                ---------------------------------------------------------
                Acquired the Security Being Reported on by the Parent Holding
                -------------------------------------------------------------
                Company:
                -------
                See Items 3 and 4 above.

     Item 8     Identification and Classification of Members of the Group:
                ---------------------------------------------------------
                Not applicable.

     Item 9     Notice of Dissolution of a Group:
                --------------------------------
                Not applicable.

     Item 10    Certification:
                -------------
                By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                              PAGE 8 OF 10 PAGES

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



                                      JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                      By: /s/ John T. Farady
                                          --------------------------------------
                                      Name:  John T. Farady
Dated: February 7, 1996                     ------------------------------------
       ----------------               Title: Senior Vice President & Treasurer
                                             -----------------------------------


                                      JOHN HANCOCK SUBSIDIARIES, INC.

                                      By: /s/ John T. Farady
                                          --------------------------------------
                                      Name:  John T. Farady
Dated: February 7, 1996                     ------------------------------------
       ----------------               Title: Treasurer
                                             -----------------------------------


                                      JOHN HANCOCK ASSET MANAGEMENT

                                      By: /s/ James H. Young
                                          --------------------------------------
                                      Name:  James H. Young
Dated: February 7, 1996                     ------------------------------------
       ----------------               Title: Secretary
                                             -----------------------------------


                                      THE BERKELEY FINANCIAL GROUP

                                      By: /s/ Susan S. Newton
                                          --------------------------------------
                                      Name:  Susan S. Newton
Dated: February 7, 1996                     ------------------------------------
       ----------------               Title: Vice President
                                             -----------------------------------


                                      NM CAPITAL MANAGEMENT, INC.

                                      By: /s/ Susan S. Newton
                                          --------------------------------------
                                      Name:  Susan S. Newton
Dated: February 7, 1996                     ------------------------------------
       ----------------               Title: Assistant Secretary
                                             -----------------------------------

                              PAGE 9 OF 10 PAGES

                                                                   EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------


     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., John Hancock Asset Management, The Berkeley Financial Group and NM Capital Management, Inc. agree that the Terminating Schedule 13G Amendment 2, to which this Agreement is attached, relating to the Common Stock of Rykoff-Sexton, Inc., is filed on behalf of each of them.



                                      JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                      By: /s/ John T. Farady
                                          --------------------------------------
                                      Name:  John T. Farady
Dated: February 7, 1996                     ------------------------------------
       ----------------               Title: Senior Vice President & Treasurer
                                             -----------------------------------


                                      JOHN HANCOCK SUBSIDIARIES, INC.

                                      By: /s/ John T. Farady
                                          --------------------------------------
                                      Name:  John T. Farady
Dated: February 7, 1996                     ------------------------------------
       ----------------               Title: Treasurer
                                             -----------------------------------


                                      JOHN HANCOCK ASSET MANAGEMENT

                                      By: /s/ James H. Young
                                          --------------------------------------
                                      Name:  James H. Young
Dated: February 7, 1996                     ------------------------------------
       ----------------               Title: Secretary
                                             -----------------------------------


                                      THE BERKELEY FINANCIAL GROUP

                                      By: /s/ Susan S. Newton
                                          --------------------------------------
                                      Name:  Susan S. Newton
Dated: February 7, 1996                     ------------------------------------
       ----------------               Title: Vice President
                                             -----------------------------------


                                      NM CAPITAL MANAGEMENT, INC.

                                      By: /s/ Susan S. Newton
                                          --------------------------------------
                                      Name:  Susan S. Newton
Dated: February 7, 1996                     ------------------------------------
       ----------------               Title: Assistant Secretary
                                             -----------------------------------

                              PAGE 10 OF 10 PAGES